Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FIRST QUARTER 2012

OPERATING AND FINANCIAL RESULTS

— Non-GAAP Net Product Sales of $1.25 Billion, Increased 17 Percent Y/Y

— Non-GAAP Total Revenue of $1.27 Billion, Increased 15 Percent Y/Y

— Non-GAAP Diluted Earnings Per Share of $1.08, Increased 30 Percent Y/Y

—2012 Revenue and Earnings Guidance Reaffirmed

SUMMIT, NJ — (April 26, 2012) — Celgene Corporation (NASDAQ: CELG) reported Non-GAAP net product sales of $1,245 million for the first quarter of 2012, a 17 percent increase from the same period in 2011.  Non-GAAP net income for the first quarter of 2012 increased 23 percent to $484 million compared to $393 million in the first quarter of 2011.  For the same periods, non-GAAP diluted earnings per share increased 30 percent to $1.08 from $0.83.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported first quarter 2012 net product sales of $1,245 million and net income of $402 million or $0.90 per diluted share.  For the first quarter of 2011, net product sales were $1,084 million and net income was $256 million or $0.54 per diluted share.

“We ended the first quarter with positive momentum across our product portfolio despite a slower-than-expected January,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “The meaningful clinical and regulatory accomplishments during the quarter position us to achieve transformational milestones throughout 2012 that are designed to sustain our industry-leading growth well into the future.”

First Quarter 2012 Financial Highlights

Unless otherwise stated, all comparisons are for the first quarter of 2012 compared to the first quarter of 2011.  The non-GAAP operating expenses presented below exclude share-based employee compensation expense, non-core operations acquired from Abraxis, and IPR&D impairments.

Net Product Sales Performance

•                  REVLIMID® sales for the first quarter increased 17 percent to $861 million and were driven by overall market share gains, increased duration of therapy and geographic expansion.  U.S. sales of $489 million and international sales of $372 million increased 17 percent and 16 percent, respectively.  Compared to the fourth quarter of 2011, U.S. and international sales were relatively unchanged.  Net sales were impacted by increased Medicare Part D Coverage Gap rebates, in addition to reduced inventory levels in the U.S. and some international markets.

•                  ABRAXANE® sales for the first quarter were $104 million, a 41 percent increase, and reflect the product re-launch in the U.S. and Europe.  U.S. sales of $81 million and international sales of $23 million increased 30 percent and 103 percent, respectively. Compared to the fourth quarter of 2011, U.S. sales declined 11 percent and international sales increased 94 percent.  U.S. sales were affected by lower inventory levels and the restoration of the full supply of generic paclitaxel.  International sales were favorably impacted by improved performance in Europe and distributor buying patterns in Asia.

•                  VIDAZA® first quarter sales increased 14 percent to $186 million.  U.S. sales increased 3 percent to $74 million.  International sales increased 23 percent to $112 million, driven by launches in multiple markets, including the United Kingdom and Japan.  Compared to the fourth quarter of 2011, U.S. sales declined 14 percent and international sales increased 9 percent.  Sales were affected by lower wholesaler inventory levels in the U.S. that were offset in part by increased volume in Europe and Latin America.

•                  THALOMID® sales were $78 million in the first quarter, representing a 9 percent decrease.  Compared to the fourth quarter of 2011, sales declined 5 percent.

Research and Development (R&D)

Non-GAAP R&D expenses were $315 million for the first quarter compared to $278 million for the first quarter 2011.  The change is primarily due to apremilast pre-launch production support, increased activities related to validation of the Phoenix manufacturing facility for ABRAXANE, and the clinical costs associated with the over 25 on-going pivotal and phase III trials.  On a GAAP basis, R&D expenses were $362 million for the first quarter 2012 and $435 million for the same period in 2011.

Selling, General, and Administrative (SG&A)

Non-GAAP SG&A expenses were $299 million for the first quarter of 2012 compared to $270 million for the first quarter of 2011.  The change was primarily due to increased REVLIMID marketing and pomalidomide prelaunch activities, in addition to patient assistance programs.  On a GAAP basis, SG&A expenses were $326 million for the first quarter of 2012 compared to $302 million for the same period in 2011.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $311 million in the first quarter of 2012, an increase of 13 percent compared to 2011.  Under its authorized stock repurchase program, Celgene purchased approximately 2.35 million shares during the first quarter of 2012 at a total cost of approximately $169 million.  As of March 31, 2012, the Company had $1,218 million remaining under the existing stock repurchase program.  Celgene also used cash of approximately $350 million for the acquisition of Avila Therapeutics, Inc., which closed during the first quarter.  Celgene ended the first quarter with $2,269 million in cash and marketable securities.

2012 Guidance Reaffirmed

•                  Non-GAAP Total Revenue is expected to increase approximately 15 percent year-over-year to a range of $5,400 to $5,600 million.

•                  REVLIMID Net Product Sales is expected to increase approximately 19 percent year-over-year to a range of $3,750 to $3,850 million.

•                  Non-GAAP diluted EPS is expected to increase approximately 25 percent year-over-year to a range of $4.70 to $4.80.

Product and Pipeline Updates

Hematology

REVLIMID:  Celgene submitted a marketing application for deletion 5q transfusion dependent low-risk myelodysplastic syndromes (MDS) with the European Medicines Agency (EMA).  A decision is expected by the end of 2012.  A recommendation by the Committee for Medicinal Products for Human Use (CHMP) on the pending application for newly diagnosed multiple myeloma (NDMM) and maintenance therapy is expected later this quarter.  Regulatory submissions for this indication in additional markets, including the U.S., are planned throughout 2012.

The Company is making progress in the lymphoma and leukemia programs.  Enrollment in the pivotal MCL-001 trial in relapsed and refractory mantle cell lymphoma is complete.  Data are expected in the second half of 2012 with a supplemental New Drug Application (sNDA) submission to the Food and Drug Administration (FDA) planned in early 2013.  Also, based upon activity observed in the phase II portion, Celgene recently decided to advance into the phase III portion of the DCL-001 trial in relapsed and refractory diffuse large B-cell non-Hodgkin’s lymphoma.

Pomalidomide:  Celgene submitted an NDA to the FDA for patients with relapsed and refractory multiple myeloma.  Over the next few months the Company will be notified if the submission is accepted and whether a priority or standard review is granted.  A marketing application submission with the EMA for the same indication is planned in the second quarter of 2012.  The phase III trial in myelofibrosis is fully enrolled; data are expected by year-end 2012.

Oncology

ABRAXANE:  The supplemental NDA submission for first-line treatment of advanced non-small cell lung cancer was accepted for filing by the FDA.  A decision is expected in October.  The Company is evaluating regulatory strategies to obtain approvals in Europe and other international markets for this indication.

The phase III trial in over 800-patients with advanced metastatic pancreatic cancer comparing ABRAXANE plus gemcitabine to gemcitabine alone is fully enrolled.  Data on the primary endpoint of overall survival is expected in late 2012 or early 2013.

The phase III trial comparing ABRAXANE to dacarbazine in over 510 treatment-naïve metastatic melanoma patients is fully enrolled.  Progression-free survival is the primary endpoint, with overall survival as a key secondary endpoint.  Data on the primary efficacy endpoint is expected in mid-2012.

Inflammation & Immunology

Apremilast:  Celgene recently initiated a phase III trial in ankylosing spondylitis.  The trial will randomize approximately 450 patients to receive 20mg apremilast, 30mg apremilast, or placebo twice daily.  The primary endpoint is the proportion of patients achieving an ASAS 20 score at week 16.  A number of secondary endpoints will also be evaluated.

Data from several trials are expected beginning this quarter and ending in early 2013, including:  phase IIb rheumatoid arthritis (Q2), phase III psoriatic arthritis (summer), and phase III moderate-to-severe psoriasis (late 2012 / early 2013).  If the data are positive, Celgene plans to submit marketing applications in the U.S. and Europe for psoriatic arthritis and moderate-to-severe psoriasis during 2013.

Business Development

Today, Celgene announced the formation of a strategic partnership with Epizyme to discover, develop and commercialize personalized therapeutics for patients with genetically-defined cancers by inhibiting histone methyltransferases (HMTs), an important epigenetic target class.

Under this agreement, Celgene has the exclusive option to license ex-U.S. rights to Epizyme’s available HMT inhibitor programs for three years.  Epizyme retains all U.S. rights to the collaboration programs and received a $90 million upfront payment, which included an equity investment.  For each HMT inhibitor that Celgene licenses, Epizyme is eligible to earn more than $160 million in milestone payments and up to double digit royalties on ex-U.S. sales.

This collaboration enhances Celgene’s leadership role in epigenetics, a therapeutic class in which the Company has two of the four commercialized oncology products — VIDAZA and ISTODAX®.  Epigenetic therapies could have a role in treating a broad range of hematologic malignancies and solid tumors.  Celgene has an active development program in this area.  Early clinical data recently presented at the American Association for Cancer Research highlighted the potential benefit of emerging treatment strategies that include azacitidine in patients with non-small cell lung cancer.  Celgene is advancing CC-486, oral azacitidine, into a phase III trial in lower-risk MDS in the second half of 2012.  Phase II trials are planned evaluating treatment strategies that include CC-486 in a variety of solid tumor indications, including non-small cell lung cancer.

First Quarter 2012 Conference Call and Webcast Information

Celgene will host a conference call to discuss the first quarter 2012 operating and financial performance on Thursday, April 26, 2012, at 9:00 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon April 26, 2012, until midnight ET May 3, 2012.  To access the replay, in the U.S. dial 800-585-8367; international dial 404-537-3406; and Participant Pass code 69468804. The Company’s second quarter 2012 financial and operational results are expected to be reported in late July.

About REVLIMID

In the U.S., REVLIMID (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

About ABRAXANE

In the U.S., ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains non-GAAP financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to non-GAAP Net Income for explanations of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-month periods ended March 31, 2012 and 2011, and for the projected amounts for the year ending December 31, 2012.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three-Month Periods Ended
	March 31,
	2012	2011

Net product sales	$1,245,499	$1,083,609
Collaborative agreements and other revenue	2,631	9,303
Royalty revenue	25,158	32,369
Total revenue	1,273,288	1,125,281

Cost of goods sold (excluding amortization of acquired intangible assets)	72,520	127,268
Research and development	362,044	435,478
Selling, general and administrative	325,778	302,261
Amortization of acquired intangible assets	41,760	69,050
Acquisition related (gains) charges and restructuring, net	(11,070)	(96,744)
Total costs and expenses	791,032	837,313

Operating income	482,256	287,968

Equity in gains (losses) of affiliated companies	1,187	(556)
Interest and other income (expense), net	(9,441)	(604)

Income before income taxes	474,002	286,808

Income tax provision	72,465	31,722

Net income	401,537	255,086

Non-controlling interest	—	504

Net income attributable to Celgene	$401,537	$255,590

Net income per common share attributable to Celgene:
Basic	$0.92	$0.55
Diluted	$0.90	$0.54

Weighted average shares:
Basic	438,349	465,993
Diluted	448,598	472,235

	March 31,	December 31,
	2012	2011
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,269,367	$2,648,154
Total assets	10,347,539	10,005,910
Short-term borrowings	150,528	526,684
Long-term debt	1,273,850	1,275,585
Total equity	6,077,719	5,512,727

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

(In thousands, except per share data)

		Three-Month Periods Ended
		March 31,
		2012	2011

Net income attributable to Celgene - GAAP		$401,537	$255,590

Before tax adjustments:
Net product sales:
Sales of products exited or to be exited:
Pharmion	(1)	—	(1,072)
Abraxis	(1)	—	(15,831)

Collaborative agreements and other revenue:
Abraxis non-core revenues	(2)	—	(905)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	2,876	2,007
Abraxis inventory step-up	(4)	—	41,667
Products exited or to be exited:
Pharmion	(2)	(1,409)	1,001
Abraxis	(2)	—	9,549

Research and development:
Share-based compensation expense	(3)	25,028	32,592
Abraxis non-core activities	(2)	—	6,849
IPR&D impairments	(5)	22,151	118,000

Selling, general and administrative:
Share-based compensation expense	(3)	26,816	23,094
Abraxis non-core activities	(2)	—	9,208

Amortization of acquired intangible assets:
Pharmion	(6)	1,000	39,937
Gloucester	(6)	12,875	6,550
Abraxis	(6)	21,938	22,563
Avila	(6)	5,947	—

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(7)	(12,433)	(99,535)
Abraxis acquisition and restructuring costs	(7)	—	2,791
Avila acquisition and restructuring costs	(7)	1,363	—

Equity in gains (losses) of affiliated companies:
EntreMed, Inc.	(8)	—	255
Abraxis non-core activities	(2)	—	1,845

Interest and other income (expense), net:
Abraxis non-core activities	(2)	—	98

Non-controlling interest:
Abraxis non-core activities	(2)	—	(504)

Net income tax adjustments	(9)	(23,260)	(62,360)
Net income - non-GAAP		$484,429	$393,389

Net income per common share - non-GAAP:
Basic		$1.11	$0.84
Diluted		$1.08	$0.83

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

Explanation of adjustments:

(1)         Exclude sales related to non-core former Pharmion Corp., or Pharmion, products to be exited and Abraxis BioScience Inc., or Abraxis, products that have been exited.

(2)         Exclude the estimated impact of activities arising from the acquisition of Abraxis that are not related to core nab technology and were divested in 2011, including other miscellaneous revenues, cost of goods sold (excluding amortization of acquired intangible assets), operating expenses and other costs related to such activities.  Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion that are planned to be exited.

(3)         Exclude share-based compensation expense totaling $54,720 for the three-month period ended March 31, 2012 and $57,693 for the three-month period ended March 31, 2011.  The after tax net impact reduced GAAP net income for the three-month period ended March 31, 2012 by $40,101, or $0.09 per diluted share and for the three-month period ended March 31, 2011 by $42,241, or $0.09 per diluted share.

(4)         Exclude acquisition-related inventory step-up adjustments to fair value which were expensed for Abraxis in 2011.

(5)         Acquired intangible asset impairment for the three-month period ended March 31, 2012 related to the timing of obtaining approval for ISTODAX for the treatment of peripheral T-cell lymphoa, or PTCL in the European Union.  IPR&D impairment for the three-month period ended March 31, 2011 related to a reduction in the probability of obtaining progression free survival labeling for the treatment of non-small cell lung cancer for ABRAXANE in the United States.

(6)         Exclude amortization of acquired intangible assets from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester, Abraxis and Avila Therapeutics, or Avila.

(7)         Exclude acquisition related charges and restructuring related to Gloucester, Abraxis and Avila.

(8)         Exclude the Company’s share of EntreMed, Inc. equity losses in 2011.

(9)         Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one time effects of changes in tax law and acquisition related matters.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2012 Projected GAAP to Non-GAAP Net Income

(In thousands, except per share data)

	Range
	Low	High

Projected net income - GAAP	$1,566,000	$1,631,000

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	11,000	10,000

Research and development:
Share-based compensation expense	121,000	109,000
IPR&D impairment	22,000	22,000
Upfront payment	65,000	65,000

Selling, general and administrative:
Share-based compensation expense	118,000	107,000

Amortization of acquired intangible assets	199,000	199,000

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	103,000	103,000
Acquisition and restructuring costs	2,000	1,000

Net income tax adjustments	(115,000)	(111,000)

Projected net income - non-GAAP	$2,092,000	$2,136,000

Projected net income per diluted common share - GAAP	$3.52	$3.67

Projected net income per diluted common share - non-GAAP	$4.70	$4.80

Projected weighted average diluted shares	445,000	445,000